Exhibit 99.2

Option Notice and Acknowledgement

Option Notice

The National Commercial Bank
P.O. Box 3555
Jeddah 21481
Kingdom of Saudi Arabia

Attention: Fehad Al-Hunaiti

_ November 2020

Dear Sirs

Option Notice

We refer to the agreement dated 8 October 2018 and made between The National Commercial Bank ("Seller") and NCB Capital Credit Fund I GP Co., for itself and acting in its capacity as general partner ofNCB Capital Credit Fund I L.P., (the "Purchaser") (the "Agreement") relating to shares to be acquired in the Company (as defined in the Agreement).

Capitalised terms not otherwise defined bear the meaning set out in the Agreement.

This notice is an Option Notice and Acknowledgement in accordance with Clause 2.2 of  the Agreement.

We hereby give you notice of our intention to purchase the following shares: Number of shares: 5,175,921 . 121 (the "Sale Shares")

Consider ation: USD 99,740,000 (United States Dollars ninety-nine million, seven hundred and forty thousand)

Name of Purchaser: NCB Capital Credit Fund I L.P.

This letter is governed by the laws of England and Wales.

Kindly provide your acknowledgement to sell the Sale Shares in accordance with Clause 2.2 of the Agreement.

Kind regards

NCB Capital Credit Fund I L.P.
acting by its General Partner
NCB Capital Credit Fund I GP Co.

/s/ Pankaj

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